EXHIBIT 99.1

MEDIA CONTACT:
Susan Hook
RedEnvelope, Inc.
415-512-6193

INVESTOR CONTACT:
Jordan Goldstein
Financial Dynamics
415-439-4500

5:30 am (ET)

REDENVELOPE ANNOUNCES MANAGEMENT CHANGE

SAN FRANCISCO, CA (March 29, 2005) — RedEnvelope, Inc. (NASDAQ: REDE) today announced the resignation of its current Chief Financial Officer, Eric Wong, and the appointment of Polly Boe as its new Chief Financial Officer.

“We are very pleased to announce the appointment of Polly Boe as our new CFO,” said Alison May, RedEnvelope’s President and Chief Executive officer. “Polly brings to us twenty-eight years of finance and accounting experience in the retail business. This experience together with her engaging and energetic leadership style make her an excellent addition to our team.”

Ms. May added, “We are grateful to Eric for his service to RedEnvelope, particularly in its transition to being a public company. We wish him the best in his future endeavors.”

Immediately prior to her appointment at RedEnvelope, Ms. Boe was the Chief Financial Officer of the Sundance Catalog, a specialty direct retailer located in Salt Lake City, Utah, a post she had held since July, 2001. Prior to that, Ms. Boe served as the Chief Financial Officer of Esprit de Corp., a branded apparel retailer and wholesaler, and previously held several senior finance and accounting positions with Levi Strauss and Co.

Mr. Wong has served as the Company’s Chief Financial Officer since April of 2003. He had also served as the Company’s Vice President of Finance from February 2003 to April 2003 and as its Director of Finance from November 2002 to February 2003.

The Company currently anticipates that Ms. Boe will assume her new role with the Company on or about April 18, 2005, and that Mr. Wong will continue as Chief Financial Officer until that time.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and

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future operations. Actual results could differ materially from those anticipated in these forward-looking statements due to a number of factors, such as those described in our Report on Form 10-Q for the period ended December 26, 2004, including those discussed under the captions “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Factors That May Affect Future Operating Results,” which document is on file with the Securities and Exchange Commission and available at its website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

RedEnvelope, Inc. is an online retailer of upscale gifts for every occasion, every day. RedEnvelope offers a unique assortment of imaginative gifts through its catalog and website, www.RedEnvelope.com.

RedEnvelope and the RedEnvelope logo are registered trademarks of RedEnvelope, Inc.

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